EXHIBIT 10.6

                                         Simplicia Telecommunications Inc.
                                         280 Fairways Bay,
                                         Airdrie, AB
                                         T4B 2P5
                                         Canada

                                         14 June, 2002

Attn: Christian Garms
Phones for Sight Foundation
1636 Parkway
Solent Business Park
Whiteley, Hampshire
PO15 7AH
United Kingdom

Dear Mr. Garms,

      We received today, a letter from Humanities Direct Wireless Networks informing me of their decision to terminate the agreement between Humanities and Simplicia due to an inability to continue their business plan citing internal reasons. I am writing this letter to inform you that it is Simplicia's intent to continue under the terms of the agreement with the Foundation without Humanities Direct as per article 24 of the terms of the agreement.

            Article 24: In the event that the Assigned Agreement between the Foundation and the Assignor is terminated for any reason, the Assigned Agreement shall be deemed to exist in its entirety with the Assignee except that it will only apply to the United States of America its territories and possessions and no further Rights Payments shall be due to the Assignor.

      We look forward to continuing our relationship with you in "venture philanthropy".

                                                Yours truly,


                                                s/ "Robin Auld"

                                                Robin Auld
                                                President
                                                Simplicia Telecommunications



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